Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Board of Directors Elects William Tidmore

Chairman of the Board

For Immediate Release

March 4, 2009

Contact:	Albert J. Pavucek, Jr. Chief Financial Officer Orthovita, Inc. 610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, Wednesday, March 4, 2009 – The Board of Directors of Orthovita, Inc. (NASDAQ: VITA) has named William Tidmore Chairman of the Board of the Company effective March 3, 2009, following the resignation on March 1, 2009 of David Fitzgerald as Chairman of the Board and a director of Orthovita.

Mr. Tidmore has served as a member of Orthovita’s Board of Directors since 2007 and has over 20 years of experience in the spine and orthopedic industry. He was formerly President and Chairman of DePuy Acromed, as well as President of DePuy, which was acquired by Johnson & Johnson in 1999. Mr. Tidmore held various senior management positions during his tenure of over 14 years with Depuy, including leadership roles for international businesses with direct operational responsibilities across Europe, Latin America, Japan and Canada. Prior to that, Mr. Tidmore held several management positions at Ethicon, Inc., including Vice President of Sales and Marketing in Canada.

Mr. Fitzgerald, who had served since 2003 as Orthovita’s Chairman of the Board and as a member of the Board of Directors of ArthroCare Corp. (OTC:ARTC.PK), submitted his resignation to the Company due to his recent appointment as Acting President and Chief Executive Officer of ArthroCare. His decision to resign from Orthovita’s Board was based on the change in his role at ArthroCare to a senior executive, in recognition of the time commitment and possible business conflicts associated with this position.

“Dave has been an outstanding Chairman at Orthovita who has played an important role in the Company’s success throughout the years,” said Antony Koblish, President and Chief Executive Officer of Orthovita. “Under his guidance, Orthovita significantly increased sales, completed several key equity and debt financings, acquired marketing rights for two hemostasis products and made substantial progress in product development. We appreciate Dave’s contributions and he will be missed. We look forward to solid leadership from Bill Tidmore and the contributions that his extensive experience in the orthopedic and spine industry will bring.”

About the Company

Orthovita is an orthobiologics and biosurgery company that develops and markets novel medical devices. The orthobiologics platform offers products for the fusion, regeneration and fixation of human bone. The biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary VITOSS® Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. CORTOSS® Bone Augmentation Material, an injectable, polymer composite that mimics the structural characteristics of human bone, provides the basis for our fixation portfolio. CORTOSS Bone Augmentation Material is approved in certain countries outside the U.S. and is under review for clearance in the U.S. for vertebral augmentation. Our hemostasis portfolio includes VITAGEL® Surgical Hemostat, a unique, collagen-based matrix that controls bleeding and facilitates healing, and VITASURE™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory approval, demand and market acceptance of our products; our ability to obtain FDA clearance for CORTOSS in the United States; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Other factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risks Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.